Chemtura Announces Formation of the Office of the Chairman

MIDDLEBURY, Conn.--(BUSINESS WIRE)--Dec. 10, 2007--Chemtura Corporation (NYSE: CEM) announced the formation of the Office of the Chairman, designed to increase organizational focus, speed decision making and improve execution. The Office of the Chairman will be comprised of Chairman and CEO Robert L. Wood and three direct reports:

-- Stephen Forsyth, who remains in his current position as executive vice president , chief financial officer and treasurer, responsible for all financial functions, Strategy and New Business Development, and Information Technology;

-- Robert Wedinger, Ph.D., who has been named chief business officer, responsible for Chemtura's commercial organization. Chemtura's four businesses - Polymer Additives, Performance Specialties, Crop and Consumer Products will report to Wedinger. Wedinger, who was serving as group president of Performance Specialties, will retain his Performance Specialties role in addition to his new chief business officer responsibilities; and

-- David Dickey, who has been named chief functional and services officer, responsible for all non-Finance functions, including logistics and customer care, strategic manufacturing, human resources, legal and procurement. The general counsel retains a direct reporting relationship to the chairman for regulatory and compliance issues.

"This is a natural progression of the restructuring we announced in April," said Wood. "By providing more direct leadership to the commercial organization and functions, we believe we can speed decision making and better position ourselves to deliver results."

Chemtura Corporation, with 2006 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

CONTACT: Chemtura Corporation
Investors:
Stephen Forsyth, 203-573-3863
or
Media:
Mary Ann Dunnell, 203-573-3034

SOURCE: Chemtura Corporation